UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2009

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	I.R.S. Employer Identification No.

1-5324	NORTHEAST UTILITIES (a Massachusetts voluntary association) One Federal Street, Building 111-4 Springfield, Massachusetts 01105 Telephone number: (413) 785-5871	04-2147929
1-6392	PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE (a New Hampshire corporation) Energy Park 780 North Commercial Street Manchester, New Hampshire 03101-1134 Telephone number: (603) 669-4000	02-0181050

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

o

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 -

Other Events

Item 8.01.

Other Events.

On July 31, 2009, the New Hampshire Public Utilities Commission (“NHPUC”) issued an order accepting a settlement agreement dated July 6, 2009, entered into by Public Service Company of New Hampshire (“PSNH”), a wholly-owned subsidiary of Northeast Utilities, and the NHPUC staff, which resolved all issues regarding PSNH’s application for a temporary rate increase filed on April 17, 2009.

In the settlement agreement, PSNH and the NHPUC staff agreed on a temporary increase of $25.6 million in PSNH’s distribution rates on an annualized basis, effective August 1, 2009. Included in the $25.6 million temporary increase is $6 million related to the recovery of storm costs incurred in December 2008. Because the $6 million will be applied to a deferred balance accrued in anticipation of recovery, it will not affect earnings but will improve cash flow.

On June 30, 2009, PSNH had filed an application with the NHPUC requesting a permanent increase in distribution rates of approximately $51 million on an annualized basis to be effective on August 1, 2009, and another $17 million effective July 1, 2010.  PSNH expects a decision on the permanent distribution rate request in mid-2010. Any differences between temporary and permanent rates will be reconciled back to August 1, 2009.

Reference is made to Management’s Discussion and Analysis of Financial Condition and Results of Operation-“Regulatory Developments and Rate Matters” in Northeast Utilities’ and PSNH’s Quarterly Report on Form 10-Q for the period ending March 31, 2009, and their Current Report on Form 8-K filed July 8, 2009 for further information about this matter.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE (Registrants)
By: /s/ Randy A. Shoop Name: Randy A. Shoop Title: Vice President and Treasurer

Date:  August 3, 2009